UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 12, 2007

PORTLAND GENERAL ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Oregon	Commission File Number	93-0256820
(State or other jurisdiction of incorporation or organization)	1-5532-99	(I.R.S. Employer Identification No.)

121 SW Salmon Street, Portland, Oregon 97204

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

Boardman Coal Plant Repair Outage - Deferral of Excess Power Costs

On February 12, 2007, the Public Utility Commission of Oregon (OPUC, or the Commission) issued an order granting Portland General Electric Company’s (PGE, or the Company) request to defer excess power costs associated with the unplanned outage of the Boardman Coal Plant that were incurred from November 18, 2005 to February 5, 2006 (Outage Period). The order authorizes the Company to defer $26.439 million, with amortization to be determined in a future ratemaking proceeding that will include a prudency review of PGE’s actions with respect to the outage, including the acquisition of replacement power, and a determination as to whether recovery of the deferred amount will cause PGE’s earnings to exceed a reasonable range.

As previously disclosed, on November 18, 2005, PGE filed with the OPUC an “Application for Deferred Accounting of Excess Power Costs Due to Plant Outage” requesting to defer for later ratemaking treatment excess power costs incurred during the Outage Period. The application requested deferral of approximately $46 million.

In its order, the OPUC indicated that the outage was significant, unique and outside the foreseen range of risk for forced outages. The order reduced PGE’s estimate of the total net cost of the outage (the amount eligible for deferral) to approximately $42.8 million. The Commission imposed a sharing mechanism that divides responsibility for the outage costs between PGE’s customers and shareholders and that also includes an adjustment related to the effects of Oregon Senate Bill 408 (SB 408), a law implemented in 2006 that adjusts the way that PGE and other Oregon investor-owned electric and gas utilities recover income tax expense from customers. Application of the sharing mechanism, including that related to the 2006 tax impact of SB 408, reduced the approved deferral amount to $26.439 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	February 16, 2007	By:	/s/ James J. Piro
James J. Piro Executive Vice President, Finance Chief Financial Officer and Treasurer

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